Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

LEINER HEALTH PRODUCTS FILES VOLUNTARY CHAPTER 11 PETITION

Receives $74 Million in New Financing

Expects Normal Operations to Continue while Company Restructures its Debt and Explores Sale of Business

CARSON, CA, March 10, 2008 – Leiner Health Products Inc. today announced that in order to continue its operations and enhance the value of its business, the Company and certain of its U.S. affiliates have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in Delaware. Leiner intends to use the Chapter 11 process to restructure its debt obligations and explore the sale of the business.

In conjunction with the filing, a group of pre-petition lenders has agreed to provide Leiner with $74 million in debtor-in-possession financing that, together with the Company’s existing cash flow, will enable Leiner to fulfill obligations associated with operating its business, including payments to suppliers and other business partners for goods delivered and services provided on or after today’s filing. This financing arrangement is subject to Court approval.

The Company emphasized that it will continue to manufacture, market and distribute its high-quality vitamins, minerals and nutritional supplements (VMS) and to provide customer service and support for those products during the sale process.

President and Chief Executive Officer Rob Reynolds said, “After a thorough analysis of Leiner’s financial condition, the Company concluded that today’s Court filings by our U.S. operations were both prudent and necessary. Although we have already taken many steps to address the challenges that arose following our March 2007 decision to voluntarily suspend OTC operations by streamlining our operations and manufacturing footprint, these actions were not enough to offset the cost of our substantial debt obligations. Filing for Chapter 11 allows Leiner to enhance its liquidity and to initiate a formal process for restructuring our debt and exploring the Company’s sale in a timely manner.

“From an operational standpoint, we intend to continue to provide our customers with the quality and service on which they depend and to meet our post-petition obligations to suppliers and other business partners.”

The Company’s filing does not include Leiner’s Canadian subsidiary.

In conjunction with today’s Court proceedings, Leiner expects to file a variety of “first day motions” to support its employees, customers and suppliers. Subject to Court approval, the Company expects to pay employees and employees in transition in the usual manner and to continue their health and welfare benefits without disruption. The Company’s 401(k) profit-sharing plan is maintained independently of the Company and is protected under federal law. The plan will continue to be administered as usual.

Additional information can be obtained from the Company’s website at www.leinerinformation.com or by calling 1-888-264-1304.

About Leiner Health
Founded in 1973 and headquartered in Carson, Calif., Leiner Health Products is America’s leading manufacturer of store brand vitamins, minerals, and nutritional supplements (VMS), as measured by retail sales, and supplies over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market. Leiner provides the leading FDMC retailers with over 2,000 products to help its customers create and market high-quality store brands at low prices. It is also the largest supplier of VMS to the U.S. military. Leiner markets its own brand of vitamins under YourLife® and sells over-the-counter pharmaceuticals under the Pharmacist’s Formula® name. In 2007, Leiner distributed more than 21 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

Forward-Looking Statements
This press release, as well as other statements made by Leiner Health Products, or the Company, may contain “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Leiner’s current views with respect to current events and financial performance. These forward-looking statements often include words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or similar expressions. These statements are only predictions, and are and will be, as the case may be, subject to risks, uncertainties and factors relating to Leiner’s operations and business environment, which may cause actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause the actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) Leiner’s ability to continue as a going concern; (ii) Leiner’s ability to obtain Bankruptcy Court approval for, and operate subject to the terms of any debtor-in-possession financing facility; (iii) Leiner’s ability to obtain court approval with respect to motions made in the Chapter 11 proceeding from time to time; (iv) Leiner’s ability to develop, proffer, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases consistent with the terms set forth in this press release or otherwise; (v) risks associated with a termination of any debtor-in-possession financing agreement and financing availability; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for Leiner to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) Leiner’s ability to obtain and maintain normal terms with vendors and service providers and to maintain contracts and leases that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on Leiner’s liquidity or results of operations; (ix) the ability of Leiner to execute its business plans and strategy, and to do so in a timely fashion; (x) slow or negative growth in the vitamin, mineral, supplement or over-the-counter pharmaceutical industry;(xi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators; and (xii) other factors beyond Leiner’s control.

Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended March 31, 2007. Leiner expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of Leiner’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.

Media Contact:
Dolores Naney
Lippert/Heilshorn & Associates
212-838-3777
dnaney@lhai.com